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                                                                      Exhibit 25


                                    AGREEMENT

                THIS AGREEMENT is entered into by and among SSPCS Corporation, a Delaware corporation ("SSPCS"), Deutsche Telekom, an AKTIENGESELLSCHAFT organized and existing under the laws of the Federal Republic of Germany ("Purchaser"), and VoiceStream Wireless Corporation, a Delaware corporation ("Target") as of the 27th day of September, 2000.

         WHEREAS, Purchaser and Target have executed and delivered to each other that certain Agreement and Plan of Merger dated as of July 23, 2000 (the "Merger Agreement");

         WHEREAS, SSPCS, VoiceStream PCS BTA I Corporation, a Delaware corporation, Western Wireless Corporation, a Washington corporation and Target are parties to that certain Exchange Rights Acquisition and Grant Agreement dated as of January 19, 1999 (the "Exchange Agreement");

         WHEREAS, pursuant to the Exchange Agreement, SSPCS has certain rights to exchange certain partnership interests held by it for the common stock of Target ("Target Stock");

         WHEREAS, the Exchange Agreement requires Purchaser as the "successor corporation" under the Exchange Agreement to assume certain obligations of Target in connection with the transactions contemplated by the Merger Agreement;

         NOW, THEREFORE, in consideration of the promises set forth herein, and other good and valuable consideration, the receipt of which is acknowledged, the parties hereto agree as follows:

         1. Assumption and Acknowledgment. (a) Effective as of the Effective Time, Purchaser (i) assumes all obligations of Target pursuant to the Exchange Agreement, including the obligation to deliver to SSPCS such cash, shares of stock, securities or assets or other consideration as SSPCS may be entitled to acquire under the Exchange Agreement and (ii) agrees that SSPCS shall continue to have the benefit of Section 3.3 of the Exchange Agreement with respect to VoiceStream Organic Changes (as defined in the Exchange Agreement) of Purchaser.

                (b) SSPCS acknowledges and agrees that (i) the agreements of Purchaser set forth in this agreement are satisfactory in form and substance to SSPCS pursuant to Section 3.3 of the Exchange Agreement and satisfy those obligations of Target required to be satisfied prior to the Effective Time, which arise under the Exchange Agreement due to the Merger's constituting a VoiceStream Organic Change under the Exchange Agreement, and (ii) Section 4 of the Exchange Agreement shall not apply to Purchaser.

         2. Exchanges Not Completed Prior to Effective Time. If SSPCS has not consummated an exchange for Target Stock pursuant to the Exchange Agreement prior to the Effective Time:

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                (a)    No later than the Election Deadline, SSPCS shall indicate
to Purchaser in writing (the "Election Date Notice") whether it elects as the consideration it may receive pursuant to such Exchange Agreement the consideration that was ultimately payable to those Target shareholders (after giving effect to any adjustments or prorations made pursuant to the Merger Agreement) who made the Cash Election, those who made the Mixed Election or those who made the Stock Election.

                (b) For purposes of Section 3.3 of the Exchange Agreement, upon a VoiceStream Exchange (as defined in the Exchange Agreement), SSPCS shall be entitled to receive the amount of cash payable to, and number of Purchaser Ordinary Shares issuable to, a holder of one share of Target stock who made the election specified in the Election Date Notice multiplied by the number of shares of Target Stock that would have been issued to SSPCS if it had been able to and had consummated its exchange under the Exchange Agreement immediately prior to the Effective Time.

                (c) To the extent that any Purchaser Ordinary Shares are issuable to SSPCS upon exercise of its exchange rights pursuant to the Exchange Agreement, such shares shall be issued to the Cook Inlet Partners Shares Trust in accordance with Annex 1.05(p) attached hereto. SSPCS shall accept issuance of Purchaser Ordinary Shares by the Cook Inlet Partners Shares Trust in accordance with Annex 1.05(p) upon exercise of its exchange rights for such shares.

                (d) Purchaser and SSPCS acknowledge and agree that the consideration to be issued to SSPCS upon an exercise of its rights under the Exchange Agreement does not constitute merger consideration pursuant to the Merger Agreement.

         3. Exchanges Completed Prior to Effective Time. All shares of Target Stock held by SSPCS prior to the Effective Time shall be accorded the same treatment as shares of Target Stock generally pursuant to the Merger Agreement.

         4. Other Provisions. (a) SSPCS and Target represent and warrant to each other and to the Purchaser that, the number of shares of Target Stock that Target would be required to issue to SSPCS upon an exchange effected as of the date of this Agreement pursuant to the Exchange Agreement is 153,063 shares.

                (b) The following capitalized terms shall have the meanings assigned to them in the Merger Agreement:

                       Cash Election
                       Effective Time
                       Election Deadline
                       Merger
                       Mixed Election
                       Stock Election

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                (d)    Notices which may or are required to be given under this
Agreement shall be given by hand, by registered or certified mail, return receipt requested, by reputable overnight delivery service or by facsimile. Notices shall be addressed to a party hereunder as set below, and shall be deemed to have been given as of the date of receipt.

                (e) Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or assigns shall be brought and determined only in the United States District Court for the District of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding in the courts of the State of Delaware. Each of the parties hereto irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise in any action or proceeding with respect to this Agreement, (i) any claim that is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Paragraph 4(e), (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable law, that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper and (C) this Agreement, or the subject mater hereof, may not be enforced in or by such courts.

         (f) Purchaser agrees that, to the extent that it or any of its property is or becomes entitled at any time to any immunity on the grounds of sovereignty or otherwise based upon its status as an agency or instrumentality of government from any legal action, suit or proceeding or from setoff or counterclaim relating to this Agreement from the jurisdiction of any competent court, from service of process, from attachment prior to judgment, from attachment in aid of execution of a judgment, from execution pursuant to a judgment or arbitral award, or from any other legal process in any jurisdiction, it, for itself and its property expressly, irrevocably and unconditionally waives, and agrees not to plead or claim, any such immunity with respect to such matters arising with respect to this Agreement or the subject matter hereof (including any obligation for the payment of money). Purchaser agrees that the waiver in this provision is irrevocable and is not subject to withdrawal in any jurisdiction or under any statute, including the Foreign Sovereign Immunities Act, 28 U.S.C. Section 1602 et seq. The foregoing waiver shall constitute a present waiver of immunity at any time any action is initiated against Purchaser with respect to this Agreement.

         5. Miscellaneous. This Agreement may only be amended in writing executed by all of the parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement shall be governed by and construed in accordance with the internal laws of the state of Delaware, without regard to the conflicts of laws provisions thereof. This Agreement may be executed in two or more counterparts which, taken together shall constitute one and the same agreement.

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                IN WITNESS WHEREOF, the parties hereto have executed and
delivered this Agreement to each other as of the date first written above.


DEUTSCHE TELEKOM AG                                  SSPCS CORPORATION


By: /s/ Kevin Copp                      By: /s/ Peter Sulick
    -------------------------------         ------------------------------------

Its: Head of International Legal        Its: Treasurer
     Affairs

Address for Notices:                    Address for Notices:
      140 Freidrich-Ebert-Allee                6650 Old Riverside Drive,
      53113 Bonn                               Atlanta, GA  30328
      Germany                                  Attention: C. Meade Sutterfield
      Attention:  Kevin Copp                   Facsimile:  404-255-2909.
      Facsimile:  49-228-181-44177

VOICESTREAM WIRELESS
CORPORATION


By: /s/ Cregg B. Baumbaugh
    -------------------------------

Its: Executive Vice President

Address for Notices:
         3650 131st Avenue SE
         Suite 200
         Bellevue, WA 98006
         Attention:  Doug Forbes, V.P.
Facsimile:  425-586-8080
            ---------------------


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